Exhibit 99.1

FIELDSTONE INVESTMENT CORPORATION

FOR IMMEDIATE RELEASE:	11000 BROKEN LAND PARKWAY
COLUMBIA, MARYLAND 21044
WWW.FIELDSTONEINVESTMENT.COM

CONTACT:

MARK C. KREBS

DIRECTOR OF INVESTOR RELATIONS

TEL: 410-772-5160

TOLL-FREE: 866-438-1088

INVESTORS@FIELDSTONEINVESTMENT.COM

FIELDSTONE INVESTMENT CORPORATION

ANNOUNCES THIRD QUARTER 2006 RESULTS

COLUMBIA, MARYLAND, November 8, 2006 – Fieldstone Investment Corporation (NASDAQ: FICC) today announced its results of operations for the three and nine months ended September 30, 2006.

KEY FINANCIAL RESULTS

•	Fieldstone reported a net loss of $45.0 million in the third quarter of 2006, or $0.97 per share, compared with net income of $3.8 million, or $0.08 per share, in the second quarter of 2006.

•	Core net loss was $20.7 million in the third quarter of 2006, or $0.45 per share, compared with core earnings of $4.0 million, or $0.08 core earnings per share, in the second quarter of 2006.

•	During the third quarter of 2006, the provision for loan losses increased to $28.0 million from $5.5 million in the second quarter of 2006 due to continuing increases in delinquencies on more recent originations. To address the increased delinquencies, Fieldstone has enhanced collections efforts on early stage delinquencies, revised product offerings to eliminate the products with the highest delinquencies, and initiated third-party delinquency and loss mitigation monitoring for all 2006 originations in its portfolio.

•	Fieldstone recorded a $25.1 million non-cash mark to market charge reflecting the effect of the decline in interest rates on the carrying value of its interest rate swap agreements.

•	The investment portfolio totaled $5.9 billion at September 30, 2006, an increase of $167.7 million during the third quarter of 2006.

•	Fieldstone had $2.2 billion of borrowing capacity and $181 million of available liquidity as of September 30, 2006. The $53.1 million of charges for the provision for loan losses and mark to market of derivative contracts were non-cash charges.

•	Fieldstone funded $1.4 billion of loans in the third quarter of 2006, for a total of $4.0 billion of loans funded in 2006 year to date.

•	Cost to produce new mortgage loans was $37.5 million in the third quarter of 2006, which was 2.69% of loan fundings, compared with $37.6 million, or 2.58% of fundings, in the prior quarter. Cost to produce in the third quarter of 2006 includes $0.8 million of costs related to operations center consolidations and $0.6 million for a litigation reserve. Excluding these incremental charges, cost to produce as a percentage of loan fundings remained flat between the second and third quarters.

•	Fieldstone sold $586.3 million of loans in the third quarter, 42% of the loans it originated during the quarter, and received average premiums of 1.6% on those sales.

“We are disappointed to report a core loss for the third quarter, the result primarily of increased reserves due to the accelerated delinquencies of the newer loans in our portfolio and continued market pressures on sale margins,” stated Michael J. Sonnenfeld, President and Chief Executive Officer. “We are working to lower our portfolio delinquencies, to lower our cost to originate new loans and to improve the level of our loan originations. Our servicing initiatives include accelerated intervention on delinquent loans, engagement of a delinquency and loss mitigation monitor for our 2006 loans and elimination prospectively of our highest delinquency products. Our cost management initiatives include changes to our commission plan to reduce premiums paid to third parties, consolidation of our operations centers and implementation of our new loan origination system. Our origination initiatives include introduction of new alt-A products, a simplified rate sheet that reflects the actual rates at which we lend, and a new commission plan based on a loan’s net value to the

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

company. We have not reduced our credit quality nor changed our pricing discipline to increase originations, and we have eliminated the lowest credit, highest risk loans from our guidelines. While we will not realize the full benefit of these initiatives immediately, we are confident that they will improve our competitive position in the marketplace. We continue to believe that our operating initiatives will enable us to enhance shareholder value over time by generating profitable originations and building a stable, match-funded portfolio of residential mortgage loans. We continue to maintain adequate working capital and liquidity, which were not reduced either by the reserve for our increased delinquencies nor by the mark to market of our interest rate swaps.”

DIVIDEND GUIDANCE

Fieldstone is revising its 2006 guidance for dividends for common stockholders to between $1.31 and $1.41 per share, compared with previous guidance of $1.60 to $1.80 per share. The revised guidance, which is based on continued negative trends in prepayment fees, delinquencies, and losses on loans originated in 2005 and 2006, is targeted so that approximately 85% of estimated 2006 REIT income plus $0.36 per share carry forward of 2005 REIT taxable income will be distributed to shareholders in 2006. REIT taxable income was $36.2 million for the nine months ended September 30, 2006.

The dividend guidance is based on management’s current estimates and forecasts for the fiscal year 2006, including the following:

•	Total annual loan fundings of between $5.4 billion and $5.8 billion.

•	Investment portfolio balance of $5.8 billion by year end 2006, which reflects a portfolio debt to equity leverage ratio of approximately 13 to 1.

•	Average net interest spread of 3.05% on new loans added to the investment portfolio during the fourth quarter of 2006, which is the difference between the average interest rate of new loans over the two year swap rate.

•	Prepayment fee income averaging approximately 0.35% of the portfolio balance throughout the remainder of 2006 compared to 0.65% in 2005, as more borrowers delay refinancing until after their prepay fee period expires.

•	Common shares outstanding of 46.9 million as of September 30, 2006.

Management’s estimates and forecasts are subject to uncertainties, and there can be no assurance that Fieldstone’s actual results or dividends will not be materially different than those estimated in this release.

Fieldstone paid a regular quarterly dividend on October 27, 2006 of $0.34 per share for the third quarter of 2006 to stockholders of record on September 29, 2006, for cumulative 2006 dividends of $1.26 per share.

FINANCIAL RESULTS

This press release discloses Fieldstone’s financial results under accounting principles generally accepted in the United States of America (GAAP). Also presented are certain non-GAAP financial measures that management believes provide useful information to investors regarding Fieldstone’s financial performance. The non-GAAP financial measures presented include core income from continuing operations, core earnings per share from continuing operations, core net income, core earnings per share, core return on average assets, core return on average equity, core net interest income and margin, cost to produce, and REIT taxable income. Additional information about each of these non-GAAP financial measures, including a definition, the reason management believes its presentation provides useful information to investors, and a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in Schedule 2 of this press release.

Financial information in this press release presents the results of Fieldstone’s previous conforming origination business as a discontinued operation, following the sale in the first quarter of 2006 of the assets related to that business, and has been restated for the three and nine months ended September 30, 2005 to correct the timing of the Company’s recognition of income tax expense, as previously announced on April 3, 2006. Fieldstone’s continuing operations include its Investment Portfolio, Wholesale, Retail, and Corporate segments. With the exception of net income and core net income, the results of operations discussed in this press release do not include the results of the discontinued operations, unless otherwise indicated.

Net Income and Earnings per Share

Fieldstone reported a net loss for the third quarter of 2006 of $45.0 million, or $0.97 per share, compared with net income of $3.8 million, or $0.08 per share, for the second quarter of 2006. Net income decreased during the quarter due primarily to a $22.6 million increase in the provision for loan losses, a $24.1 million increase in the non-cash loss on the mark to

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

market of derivative contracts, and a $3.0 million decrease in net interest income from the portfolio. This increase in the provision for loan losses is due to a rise in and acceleration of delinquencies, which is consistent with the deteriorating loan performance currently being experienced throughout the mortgage industry as home price appreciation slows and to the aging of the portfolio. The increase in delinquencies resulted in a $28.0 million provision for loan losses during the quarter. The decrease in net interest income is due to the decline in core net yield on loans held for investment to 2.08% from 2.41% in the prior quarter, which includes a 0.05% increase in non-performing interest. In addition, new loans added to the portfolio had narrower net interest spreads compared with the loans that were originated during prior periods which are now prepaying. The non-cash mark to market loss on derivative contracts is the result of the decline in the forward LIBOR curve on the interest rate swaps Fieldstone uses to “lock in” the interest spread for loans held in the portfolio, which eliminates the risk of future fluctuations in net interest margin.

The $45.0 million net loss in the third quarter of 2006 compared with a net income of $23.0 million earned in the same period in 2005 was primarily the result of a $17.0 million increase in the provision for loan losses, a $16.0 million decrease in the gains on sales of mortgage loans, an $11.3 million decrease in net interest income, and a $32.7 increase in the non-cash mark to market loss recognized on derivative contracts compared to the third quarter of 2005. The provision for loan losses primarily increased in response to Fieldstone’s higher delinquencies. The decrease in the gains on sales of mortgage loans included a $0.4 million pre-tax charge to gains on sales to reduce second lien loans held for sale to the lower of cost or market value, a reduction in average gross premiums on loan sales to 1.6% in the third quarter of 2006 from 2.7% in the third quarter of 2005, and a 38% reduction in sales volume as a result of lower originations. The decrease in net interest income is due to a decline in core net yield on loans held for investment to 2.08% from 3.01% in the comparable period in 2005, as the effect of the intense market competition for new loans was to limit the increase in the coupon on new loans to less than the rise in financing costs. The fluctuation in the mark to market valuation change is the result of the decrease in the forward LIBOR curve.

Core Net Income and Core Earnings per Share

Fieldstone reported a core net loss of $20.7 million, or $0.45 per share, for the third quarter of 2006 compared with core earnings of $4.0 million, or $0.08 core earnings per share, in the second quarter of 2006 due primarily to the $22.6 million increase in the provision for loan losses and the decreased net interest income.

The $20.7 million of core net loss in the third quarter of 2006 compared with core net income of $15.2 million, or $0.31 core earnings per share, in the third quarter of 2005 is primarily due to the increase in the provision for loan losses and the decrease in gains on sales.

REIT Taxable Income

Federal tax rules calculate REIT taxable income in a manner that, in certain respects, differs from the calculation of consolidated net income pursuant to GAAP. For a discussion of these differences, see Schedule 2 to this release.

Estimated REIT taxable income for the nine months ended September 30, 2006 is as follows:

(in millions)	Nine Months Ended September 30, 2006
Consolidated GAAP pre-tax net loss	$(37.2)
Plus:
Non-performing interest in excess of actual charge-offs	7.7
Provision for loan losses in excess of actual charge-offs	19.9
Variance in recognition of net origination expenses	(3.0)
Less:
Taxable REIT subsidiary pre-tax net loss	24.1
Mark to market valuation changes on derivatives	24.2
Variance in recognition of equity compensation expense and miscellaneous other	0.5

Estimated REIT taxable income	$36.2

REIT taxable income for the nine months ended September 30, 2006 includes approximately $8 million of interest income on non-performing loans, reflecting Fieldstone’s preliminary adoption of recent IRS publications recommending that lenders should include interest on non-performing loans in taxable income (although reversed for GAAP income purposes) until the earlier of foreclosure or loan charge-off.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

Mortgage Loan Fundings

	Three Months Ended
($000)	September 30, 2006	June 30, 2006	September 30, 2005
Wholesale Division	$1,206,760	$1,263,911	$1,642,987
Retail Division	187,518	196,106	235,716

Total Fundings by Continuing Operations	1,394,278	1,460,017	1,878,703
Discontinued Conforming Division	—	—	376,092

Total Fundings	$1,394,278	$1,460,017	$2,254,795

Fieldstone funded a total of $1.4 billion of mortgage loans during the third quarter of 2006, a 5% decrease over the second quarter of 2006 and a 26% decrease from the fundings by continuing operations during the third quarter of 2005. The current quarter decrease in loan fundings compared with the prior quarter reflects the results of Fieldstone’s continued application during the quarter of its price and credit disciplines, in the context of an expected decrease in total mortgage originations during the quarter, as forecast by the Mortgage Bankers Association of America.

Fieldstone introduced several initiatives late in the third quarter of 2006 designed to increase the level of its originations, lower the cost of its originations, and maintain the quality of its loans. These include the rollout of several new products and pricing, the introduction of a simplified rate sheet, and a revised commission plan. Management believes that these new initiatives contributed to a favorable origination performance relative to the overall decline in the origination market as a whole, and expects to continue to see the impact of these initiatives throughout the remainder of 2006 and into 2007.

Liquidity

Fieldstone maintained adequate liquidity and capital to fund its operations. As of September 30, 2006, Fieldstone had $2.2 billion of borrowing capacity with 5 financial institutions and $181 million of cash and available liquidity.

Net Interest Income and Margin

Net interest margin after provision for loan losses for loans held for investment for the three months ended September 30, 2006, June 30, 2006, and September 30, 2005 was as follows:

	Q3 2006	Q2 2006	Q3 2005
Coupon interest income	7.37%	7.21%	6.64%
Amortization of deferred origination costs	(0.41)%	(0.44)%	(0.69)%
Prepayment fees	0.33%	0.37%	0.72%

Yield on loans held for investment	7.29%	7.14%	6.67%
Cost of financing loans held for investment [1]	5.94%	5.63%	4.35%

Net yield on loans held for investment [2]	1.36%	1.63%	2.40%
Provision for loan losses	(1.91)%	(0.39)%	(0.87)%

Yield on loans held for investment, after provision	(0.55)%	1.24%	1.53%

[1]	Cost of financing for loans held for investment does not include the effect of the interest rate swap agreements.
[2]	Net yield on loans held for investment does not equal the arithmetic difference between the yield on loans held for investment less the cost of financing loans held for investment due to the difference between the principal balance of the loans held for investment and the principal balance of the debt financing those loans.

Net interest income after the provision for loan losses on loans held for investment was a loss of $8.1 million for the third quarter of 2006 compared with net interest income after provision for loan losses of $17.4 million for the preceding quarter and $19.5 million for the third quarter of 2005. The decrease in Fieldstone’s net interest margin after provision for loan losses compared to the prior quarter was due primarily to an increase in the provision for loan losses, reflecting the increase in and acceleration of delinquencies for originations since the second half of 2005, and the 0.31% increase in the cost of financing the loans in its portfolio as interest rates continued to rise during the quarter. This expense increase was only partially offset by a 0.16% increase in coupon interest income in the third quarter due primarily to continued market competition, which limited the rate increases on new loans, and an increase in non-performing interest. The 1.8% decrease in net yield after the provision for loan losses compared to the prior quarter also reflects the prepayment of older loans with higher net interest margins during the current quarter, as borrowers of Fieldstone’s older adjustable rate mortgage loans refinanced around the period that their loans reset from its initial fixed rate to an adjusting rate.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

Net interest income on loans held for sale was $3.3 million for the third quarter of 2006, representing a 3.94% net interest yield, compared with $3.4 million for the second quarter of 2006, a 4.15% net interest yield, and $4.0 million for the third quarter of 2005, a 3.73% net interest yield. The decline in net interest income compared with the third quarter of 2005 is due primarily to the higher balance of loans held for sale in 2005.

Core Net Interest Income and Margin

Core yield on loans held for investment after provision for loan losses for the three months ended September 30, 2006, June 30, 2006, and September 30, 2005 was as follows:

	Q3 2006	Q2 2006	Q3 2005
Yield on loans held for investment[1]	7.29%	7.14%	6.67%
Core cost of financing for loans held for investment	5.22%	4.83%	3.73%

Core yield on loans held for investment[2]	2.08%	2.41%	3.01%
Provision for loan losses – loans held for investment	(1.91)%	(0.39)%	(0.87)%

Core yield on loans held for investment, after provision for loan losses	0.17%	2.02%	2.14%

[1]	Includes coupon interest income and prepayment fees, net of amortization of deferred costs.
[2]	Core yield on loans held for investment does not equal the arithmetic difference between the yield on loans held for investment less the core cost of financing loans held for investment due to the difference between the principal balance of the loans held for investment and the principal balance of the debt financing those loans.

Core net interest income after the provision for loan losses on loans held for investment was $2.4 million for the third quarter of 2006, compared with $28.4 million for the second quarter of 2006 and $27.3 million for the third quarter of 2005. The core net interest margin after the provision for loan losses on loans held for investment decreased in the third quarter of 2006 compared with the preceding quarter due to the increase in the provision for loan losses and the 0.39% increase in core cost of financing for loans held for investment, reflecting an increase in the weighted average swap rate as older, lower rate swaps expired. New swaps for loans at current market rates resulted in an increase in Fieldstone’s weighted average swap rate to 4.31% in the third quarter of 2006 from 3.85% in the preceding quarter and 2.92% in the third quarter of 2005.

The increase in the provision for loan losses and the core cost of financing in the third quarter of 2006 was partially offset by a 0.15% increase in the yield on loans held for investment, which includes both new originations at higher market coupons and higher coupons on the remaining loans which have reset from their initial fixed rate to an adjustable rate.

The decrease in core yield after provision for loan losses on loans held for investment in the third quarter of 2006 compared with the same period of 2005, was the result of the increased provision for loan losses and financing costs increasing more than the rise in coupon rates for new loans, partially offset by a $0.8 billion increase in 2006 in the average balance of Fieldstone’s portfolio of loans held for investment.

Gains on Sales of Mortgage Loans, Net

Gains on sales of mortgage loans, net were $3.4 million in the third quarter of 2006, compared with $2.0 million for the prior quarter, and $19.4 million for the third quarter of 2005. Gains on sales increased in the third quarter of 2006 compared with the prior quarter, due primarily to a $4.5 million charge against gains on sales required to state certain second lien loans at the lower of cost or market during the second quarter. The lower of cost or market charge was partially offset by decreased gross sales premiums during the third quarter as a result of tighter interest spreads on new originations.

The sales premiums earned on first lien mortgages declined to 1.8% in the third quarter of 2006 from 2.1% in the prior quarter, as a result of the market-driven reduction in the net interest spread on new loans sold.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

Origination Expenses and Cost to Produce

Cost to produce	Three Months Ended			Nine Months Ended
($000)	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Branch direct production expense	$27,177	$28,190	$32,096	$82,034	$86,891
Premiums paid to brokers	7,016	8,016	12,791	20,714	32,263
Fees collected	(8,522)	(9,346)	(10,772)	(24,948)	(28,057)

Net production costs	25,671	26,860	34,115	77,800	91,097
Corporate overhead	11,859	10,759	9,960	32,960	27,973

Cost to produce[1]	37,530	37,619	44,075	110,760	119,070

Mortgage loan fundings[1]	$1,394,278	$1,460,017	$1,878,703	$3,865,614	$4,711,567

[1]	Excludes cost to produce and mortgage loan fundings relating to discontinued operations.

	Three Months Ended			Nine Months Ended
Cost to produce as % of mortgage loan fundings	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Branch direct production expense	1.95%	1.93%	1.71%	2.13%	1.84%
Premiums paid to brokers	0.50%	0.55%	0.68%	0.54%	0.68%
Fees collected	(0.61)%	(0.64)%	(0.57)%	(0.65)%	(0.60)%

Net production costs	1.84%	1.84%	1.82%	2.02%	1.92%
Corporate overhead	0.85%	0.74%	0.53%	0.85%	0.61%

Cost to produce as % of mortgage loan fundings	2.69%	2.58%	2.35%	2.87%	2.53%

Fieldstone’s cost to produce was $37.5 million, which was 2.69% of loan fundings, in the third quarter of 2006 compared to $37.6 million, or 2.58% of fundings. The cost to produce as a percentage of loan fundings increased in the third quarter of 2006 due primarily to the inclusion of $0.8 million of costs recorded during the quarter related to the consolidation of operations centers as well as increased legal expenses, including a $0.6 million litigation reserve. Excluding these incremental costs, cost to produce as a percentage of fundings remained flat between the second and third quarters of 2006.

The costs related to consolidating operations centers as a result of cost management initiatives were accelerated and recognized in the current period in accordance with GAAP, but will reduce recurring costs in future periods. Fieldstone implemented several cost management initiatives during the third quarter of 2006, which included pricing and commission changes, implementation of Fieldstone’s new loan origination system, and vendor re-structuring. Management expects cost to produce to improve over time due to benefits realized from these cost management initiatives as well as an increased funding volume.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

Mortgage Loans Held for Investment, Net

($000)	Q3 2006	Q2 2006	Q3 2005
Beginning principal balance	$5,694,891	$5,495,705	$4,828,569
Loans funded for investment	742,009	819,154	1,019,811
Transfers from mortgage loans held for sale, net	145,594	—	—
Less: Loan repayments	(660,438)	(593,067)	(566,552)
Transfers to real estate owned	(36,454)	(26,901)	(9,349)

Ending principal balance	5,885,602	5,694,891	5,272,479
Plus: Net deferred loan origination costs	33,620	37,372	39,410

Ending balance mortgage loans held for investment	5,919,222	5,732,263	5,311,889
Allowance for loan losses – loans held for investment	(64,034)	(44,749)	(39,329)

Ending balance mortgage loans held for investment, net	$5,855,188	$5,687,514	$5,272,560

Allowance for loan losses as a percentage of the principal balance of loans held for investment	1.09%	0.79%	0.75%

Fieldstone’s portfolio grew by $167.7 million in the third quarter of 2006 to approximately $5.9 billion. The constant prepayment rate (CPR) of the loans which reached their two year interest rate reset during the current quarter averaged 80 CPR compared with an average of 87 CPR in the second quarter of 2006. The decrease is primarily attributable to slowing home price appreciation, which may delay the ability of some borrowers to refinance their loans. The increase in loan foreclosures during the quarter reflects the increase in delinquencies on more recent originations and the aging of the portfolio. As of September 30, 2006, Fieldstone has achieved its targeted portfolio leverage ratio of 13 to 1, and the Company expects to sell a higher percentage of the loans it originates during the fourth quarter.

The increase in loan losses as a percentage of the principal balance had a significant adverse impact on third quarter 2006 earnings, and is consistent with the increasing and accelerating delinquencies on more recent originations, decreased cure rates for delinquencies, and deteriorating delinquency roll rates to foreclosure that are currently being experienced. Despite the negative impact of the increased provision for loan losses on third quarter 2006 earnings, the provision for loan losses is based on delinquencies, which provide only an estimate of future losses. To date, realized losses on securitized pools comprise only 0.30% of the original principal pool balances.

Delinquency, life to date losses, and weighted average coupon rates as of September 30, 2006 of loans held for investment by securitization pool were as follows:

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

	As of September 30, 2006
($000)	Current Principal Balance	Current Balance as Factor of Original Principal	% of Principal Balance Seriously Delinquent[1]	% of Cumulative Realized Losses[2]	Weighted Avg. Coupon	Avg. Age of Loans from Funding (months)
Loans held for investment-securitized:
FMIC Series 2003-1	$43,431	9%	19.1%	0.55%	9.57%	38
FMIT Series 2004-3	210,706	21%	19.7%	0.45%	8.65%	29
FMIT Series 2004-4	270,219	31%	14.7%	0.49%	9.21%	26
FMIT Series 2004-5	421,364	47%	8.5%	0.40%	7.14%	24
FMIT Series 2005-1	405,719	54%	7.5%	0.43%	6.90%	22
FMIT Series 2005-2	730,423	76%	8.1%	0.30%	7.10%	16
FMIT Series 2005-3	1,000,842	86%	7.2%	0.16%	7.30%	12
FMIT Series 2006-1	855,668	92%	7.2%	0.10%	7.90%	9
FMIT Series 2006-2	782,093	98%	3.6%	0.00%	8.26%	3

Total	4,720,465	60%	7.2%	0.30%		14
Loans held for investment-to be securitized	975,340	100%	1.0%	0.00%		2
Loans held for investment-previously securitized	189,797	12%	20.9%	0.25%		34

Total loans held for investment	$5,885,602	56%	7.2%	0.27%	7.9%	13

[1]	Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.
[2]	Realized losses include charge-offs to the allowance for loan losses—loans held for investment related to loan principal balances and do not include previously accrued but uncollected interest, which is reversed against current period interest income.

The total portfolio delinquency status of mortgage loans held for investment as of September 30, 2006, June 30, 2006, and September 30, 2005 was as follows:

	September 30, 2006		June 30, 2006		September 30, 2005
($000)	Principal Balance	% of Total	Principal Balance	% of Total	Principal Balance	% of Total
Current	$4,932,170	83.8%	$4,965,056	87.2%	$4,835,343	91.7%
30 days past due	528,003	9.0%	411,390	7.2%	258,807	4.9%
60 days past due	171,742	2.9%	117,641	2.1%	64,461	1.2%
90+ days past due	100,039	1.7%	60,972	1.1%	37,707	0.7%
In process of foreclosure	153,648	2.6%	139,832	2.4%	76,161	1.5%

Total	$5,885,602	100.0%	$5,694,891	100.0%	$5,272,479	100.0%

Seriously delinquent[1] %		7.2%		5.6%		3.4%

[1]	Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.

Fieldstone remains committed to the credit quality of loans originated, and has developed a number of initiatives to respond to the increases in early payment defaults, delinquencies, and losses, including:

1)	Revised product offerings and pricings to eliminate products with the most significant losses.

2)	Limiting the age of appraisals and narrowing acceptable thresholds for the automated verification of broker appraisals.

3)	Utilization of new technology and resources to identify high risk loans prior to origination and flag these loans for additional manual procedures.

4)	Implementation of enhanced collections efforts on early stage delinquencies.

5)	Comprehensive third-party delinquency and loss mitigation oversight of 2006 originations.

6)	Increased internal staffing addressing servicer work-flow.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

Management believes that these initiatives, along with the continued use of an industry-leading servicer, will aid Fieldstone in maintaining levels of delinquencies and losses that are less than the market as a whole during the current market cycle.

Mortgage Loans Held for Sale, Net

($000)	Q3 2006	Q2 2006	Q3 2005
Beginning principal balance	$330,389	$314,147	$545,159
Loans funded, held for sale	652,270	640,863	1,234,984
Transfers from mortgage loans held for investment	—	—	—
Less: Loans sold	(586,266)	(630,091)	(1,247,546)
Transfers to mortgage loans held for investment	(145,594)	—	—
Loans paid off /other	(6,271)	5,470	(6,581)

Ending principal balance	244,528	330,389	526,016
Plus: Net deferred loan origination costs	1,171	455	3,704
Less: Valuation allowances	(2,234)	(6,412)	(850)

Ending balance mortgage loans held for sale, net	$243,465	$324,432	$528,870

Mortgage loans held for sale, net totaled $243.5 million as of September 30, 2006, which consisted of the portion of the non-conforming fixed rate, second lien, and adjustable rate loans originated by Fieldstone not held for investment. Mortgage loans held for sale decreased during the quarter as a result of Fieldstone’s election to hold second lien loans meeting expected return criteria for investment during the third quarter. The valuation allowance as of September 30, 2006 included the charges during 2006 to reduce certain second lien loans to the lower of cost or market and a $0.7 million allowance for loans deemed to be unsaleable at standard premiums.

Income Taxes

Fieldstone recognized a total income tax benefit of $3.8 million during the third quarter of 2006, related to the $9.7 million pre-tax net loss of Fieldstone Mortgage Company (FMC), Fieldstone’s taxable REIT subsidiary. FMC had a pre-tax net loss of $9.2 million during the second quarter of 2006 and pre-tax net income of $13.3 million in the third quarter of 2005.

Conference Call

Fieldstone will hold a conference call on Thursday, November 9, 2006 at 10:00 a.m. Eastern Time to discuss its third quarter 2006 operating results. The conference call may be accessed by dialing 800-565-5442 (domestic) or 913-312-1298 (international). Please dial in at least 10 minutes prior to the start of the call. The conference call will also be webcast live on the Internet at www.FieldstoneInvestment.com. Interested participants should go to the Fieldstone website at least 15 minutes prior to the start of the call, select the “Press Room” tab, choose “Live Webcast of Third Quarter 2006 Earnings Call” and follow the related instructions.

A replay of the conference call will be available on Fieldstone’s website at www.FieldstoneInvestment.com shortly after the conclusion of the call and will be archived on Fieldstone’s website for a minimum of 30 days following the conference call. Interested participants may also access a replay of the conference call by telephone after 1:00 p.m. Eastern Time on Thursday, November 9, 2006 until 11:59 p.m. Eastern Time on Wednesday, November 15, 2006 by dialing 888-203-1112 (domestic) or 719-457-0820 (international), passcode 6848285.

About Fieldstone

Fieldstone Investment Corporation owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company, and has elected to be a real estate investment trust for federal income tax purposes. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

Information Regarding Forward-Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to (i) statements regarding the expected building of Fieldstone’s investment portfolio and origination business in 2006; (ii) the expected achievement of targeted leveraged returns on new loans; (iii) the decision to retain fewer loans originated in the fourth quarter of 2006 in its investment portfolio, (iv)

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

expectations regarding its funding levels, cost to produce, and initiatives on origination growth and cost management; (v) initiatives designed to mitigate delinquencies and losses and the results of those initiatives, (vi) expectations regarding its competitive position, (vii) opinions with respect to maintenance of its liquidity position, (viii) the decision to retain certain second lien loans in its investment portfolio, and (ix) the revision of management’s previous guidance on dividends, including management’s current estimates and forecasts for 2006 on which this guidance is based, contained in the section titled “Dividend Guidance” of this press release. These statements are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes and levels of origination costs; (iv) continued availability of credit facilities for the liquidity needed to support the origination of mortgage loans; (v) the ability to sell or securitize mortgage loans on favorable economic terms; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of Fieldstone’s interest rate swaps on its net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s periodic reports filed with the Securities and Exchange Commission. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

(Unaudited; in thousands, except share data)

	September 30, 2006	June 30, 2006	September 30, 2005 (As restated)
Assets

Cash	$26,470	$31,638	$34,549
Restricted cash	5,307	4,344	11,431
Mortgage loans held for sale, net	243,465	324,432	528,870
Mortgage loans held for investment	5,919,222	5,732,263	5,311,889
Allowance for loan losses – loans held for investment	(64,034)	(44,749)	(39,329)

Mortgage loans held for investment, net	5,855,188	5,687,514	5,272,560

Accounts receivable	35,183	31,543	9,587
Accrued interest receivable	35,656	31,946	25,633
Trustee receivable	91,885	103,071	118,317
Prepaid expenses and other assets	14,202	13,085	12,734
Real estate owned	47,382	34,786	11,188
Derivative assets	15,740	36,740	40,577
Deferred tax asset	16,036	14,572	17,904
Furniture and equipment, net	9,025	8,909	9,314

Total assets	$6,395,539	$6,322,580	$6,092,664

Liabilities and Shareholders’ Equity

Warehouse financing – loans held for sale	$205,812	$277,773	$429,551
Warehouse financing – loans held for investment	1,011,821	874,788	693,565
Securitization financing	4,684,087	4,614,204	4,336,677
Reserve for losses – loans sold	25,205	28,028	37,784
Dividends payable	15,948	20,638	—
Accounts payable, accrued expenses and other liabilities	29,273	23,453	24,924

Total liabilities	5,972,146	5,838,884	5,522,501

Commitments and contingencies

Shareholders’ equity:

Common stock $0.01 par value; 90,000,000 shares authorized; shares issued and outstanding of 46,904,485 as of September 30, 2006, 46,904,485 as of June 30, 2006, and 48,820,876 as of September 30, 2005	469	469	488
Paid-in capital	473,966	473,270	496,983
Accumulated (deficit) earnings	(51,042)	9,957	77,664
Unearned compensation	—	—	(4,972)

Total shareholders’ equity	423,393	483,696	570,163

Total liabilities and shareholders’ equity	$6,395,539	$6,322,580	$6,092,664

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited; in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005 (As restated)	September 30, 2006	September 30, 2005 (As restated)
Revenues:
Interest income:
Loans held for investment	$107,081	$100,440	$84,940	$302,634	$248,350
Loans held for sale	7,399	6,991	7,677	20,991	24,810

Total interest income	114,480	107,431	92,617	323,625	273,160

Interest expense:
Loans held for investment	87,163	77,589	54,361	233,668	134,742
Loans held for sale	4,069	3,587	3,721	10,261	10,082

Total interest expense	91,232	81,176	58,082	243,929	144,824

Net interest income	23,248	26,255	34,535	79,696	128,336
Provision for loan losses – loans held for investment	28,035	5,466	11,045	38,894	22,402

Net interest (expense) income after provision for loan losses	(4,787)	20,789	23,490	40,802	105,934
Gains on sales of mortgage loans, net	3,393	1,953	19,439	15,641	53,941
Other income (expense) - portfolio derivatives	(13,755)	10,821	15,630	9,224	26,540
Fees and other income	(451)	(575)	478	(676)	773

Total revenues	(15,600)	32,988	59,037	64,991	187,188

Expenses:
Salaries and employee benefits	18,553	19,166	18,781	58,588	54,204
Occupancy	2,481	1,861	1,703	6,165	4,998
Depreciation and amortization	1,159	995	922	3,089	2,474
Servicing fees	2,730	2,723	2,208	8,022	6,555
General and administration	8,290	7,742	8,097	23,595	22,418

Total expenses	33,213	32,487	31,711	99,459	90,649

(Loss) Income from continuing operations before income taxes	(48,813)	501	27,326	(34,468)	96,539
Income tax benefit (expense)	3,794	3,304	(3,763)	7,827	(6,060)

(Loss) Income from continuing operations	(45,019)	3,805	23,563	(26,641)	90,479
Discontinued operations, net of income tax (including loss on disposal of $0.9 million, pre-tax)	—	—	(538)	(1,645)	(1,874)

Net (loss) income	$(45,019)	$3,805	$23,025	$(28,286)	$88,605

(Loss) Earnings per share of common stock-basic and diluted:
Continuing operations	$(0.97)	$0.08	$0.48	$(0.57)	$1.86
Discontinued operations	—	—	(0.01)	(0.03)	(0.04)

Total	$(0.97)	$0.08	$0.47	$(0.60)	$1.82

Basic weighted average common shares outstanding	46,644,485	47,677,853	48,462,126	47,526,139	48,462,080
Diluted weighted average common shares outstanding	46,644,485	47,677,853	48,479,152	47,526,139	48,478,654

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 1 - Supplemental Data

(Unaudited; dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Mortgage Loan Fundings
Non-conforming wholesale division	$1,206,760	$1,263,911	$1,642,987	$3,331,194	$4,087,199
Retail division	187,518	196,106	235,716	534,420	624,368

Total continuing operations	1,394,278	1,460,017	1,878,703	3,865,614	4,711,567
Discontinued operations	—	—	376,092	127,797	1,014,087

Total	$1,394,278	$1,460,017	$2,254,795	$3,993,411	$5,725,654

Non-Conforming Mortgage Loan Funding Statistics
Weighted average interest rate	8.6%	8.5%	7.3%	8.5%	7.4%
Average interest swap rate during period	5.4%	5.5%	4.3%	5.2%	4.0%

Net interest spread	3.2%	3.0%	3.0%	3.3%	3.4%
Weighted average credit score	652	647	655	648	654
Weighted average loan to value	87.6%	86.2%	83.9%	86.3%	83.9%
Full documentation [1]	50.9%	52.1%	53.9%	52.2%	55.6%
Percentage held for investment	53.2%	56.1%	56.0%	52.3%	42.8%

Mortgage Loan Sales
Non-conforming wholesale and retail divisions	$586,266	$630,091	$943,028	$1,870,907	$2,678,774
Discontinued operations	—	—	304,518	226,380	908,217

Total	$586,266	$630,091	$1,247,546	$2,097,287	$3,586,991

Gain on Sale Margin from Continuing Operations
Gross premiums - loan sales, net of derivative gain/(loss)	1.6%	1.7%	2.7%	1.9%	2.9%
Fees collected, net of premiums paid	0.5%	0.2%	0.1%	0.3%	0.1%
Provision for loan losses - loans sold	(0.6)%	(0.2)%	0.0%	(0.4)%	(0.2)%
Direct origination costs	(0.8)%	(0.7)%	(0.7)%	(0.7)%	(0.8)%

Sub-total: Gain on sales before lower of cost or market adjustment	0.7%	1.0%	2.1%	1.1%	2.0%
Lower of cost or market adjustment[3]	(0.1)%	(0.7)%	—	(0.3)%	—

Gain on sale of mortgage loans, net	0.6%	0.3%	2.1%	0.8%	2.0%

Gross premiums - loan sales, net of derivative gain/(loss)
First lien mortgage loans	1.8%	2.1%	3.0%	2.2%	3.1%
Second lien mortgage loans	(1.3)%	(0.7)%	1.4%	0.0%	1.8%

Total	1.6%	1.7%	2.7%	1.9%	2.9%

Statements of Condition Data
Average equity as a percentage of average assets	7.1%	8.1%	9.6%	7.9%	9.8%
Debt to capital	14.1	12.1	9.7
Book value per share	$9.03	$10.31	$11.68

Seriously delinquent - mortgage loans held for sale [2]	1.7%	2.1%	0.5%
Seriously delinquent - mortgage loans held for investment[2]	7.2%	5.6%	3.4%

[1]	Full documentation of non-conforming mortgage loan fundings also includes the bank statements program.
[2]	Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.
[3]	Allowance to reduce second lien loans held for sale to their net realizable market value. The allowance has been expressed as a percentage of total loan sales to calculate the gain on sale of mortgage loans, net as a percentage of total loan sales.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 2––Non-GAAP Financial Measures and Regulation G Reconciliations

Core income from continuing operations, core earnings per share from continuing operations (diluted), core net income, core earnings per share (diluted), core net interest income and margin, core return on average assets, core return on average equity, cost to produce, and REIT taxable income are non-GAAP financial measures of Fieldstone’s earnings within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

Core income from continuing operations is income from continuing operations less the non-cash mark to market gains (losses) on interest rate swap and cap agreements and the amortization of interest rate swap buydown payments.

Core earnings per share from continuing operations (diluted) is core income from continuing operations available to common shareholders divided by the weighted average diluted number of shares outstanding during the period.

Core net income is net income less the non-cash mark to market gains (losses) on interest rate swap and cap agreements and the amortization of interest rate swap buydown payments.

Core earnings per share (diluted) is core net income available to common shareholders divided by the weighted average diluted number of shares outstanding during the period.

Core net interest income after provision for loan losses is net interest income after provision for loan losses adjusted to include (a) the net cash settlements on the existing interest rate swaps and caps economically hedging the variable rate debt financing Fieldstone’s investment portfolio, (b) the net cash settlements to terminate these derivatives prior to maturity and (c) the amortization of interest rate swap buydown payments. Core net interest income after provision for loan losses does not include the net cash settlements incurred or paid to terminate swaps or caps related to loans ultimately sold, which are a component of “Gains on sales of mortgage loans, net” in the consolidated statement of operations.

Core return on average assets is core net income divided by average total assets.

Core return on average equity is core net income divided by core average total equity, which is the equity balance at the end of the reporting period less the cumulative non-cash mark to market gains or losses on interest rate swap and cap agreements and the cumulative amortization of interest rate swap buydown payments.

Cost to produce is total expenses plus deferred origination costs and premiums paid, net of fees collected, less internal and external servicing costs.

REIT taxable income is consolidated GAAP pre-tax net income plus (a) provision for loan losses in excess of actual charge-offs and (b) variance in recognition of net origination expenses, less (c) taxable REIT subsidiary pre-tax net (income) loss, and (d) mark to market valuation changes on derivatives.

Management believes the core financial measures are useful to investors because they include the current period effects of Fieldstone’s economic hedging program but exclude the non-cash mark to market derivative value changes and the amortization of swap buydown payments. Fieldstone uses interest rate swap and cap agreements to create economic hedges of the variable rate debt it issues to finance its investment portfolio. Changes in the fair value of these agreements, which reflect the potential future cash settlements over the remaining lives of the agreements according to the market’s changing projections of interest rates, are recognized in the line item “Other income (expense) – portfolio derivatives” on the consolidated statements of operations. This single line item includes both the actual cash settlements related to the agreements that occurred during the period and recognition of the non-cash changes in the fair value of the agreements over the period. The actual cash settlements include regular monthly payments or receipts under the terms of the swap agreements and amounts paid or received to terminate the agreements prior to maturity.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

The amounts of cash settlements and non-cash changes in derivative value that were included in the line item “Other income (expense) – portfolio derivatives” were:

	Three Months Ended			Nine Months Ended
(Dollars in 000s)	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Non-cash changes in fair value	$(25,088)	$(1,024)	$7,630	$(24,218)	$16,171
Cash settlements received (paid)	11,333	11,845	8,000	33,442	10,369

Other income (expense) – portfolio derivatives	$(13,755)	$10,821	$15,630	$9,224	$26,540

Management believes that the presentation of cost to produce provides useful information to investors regarding financial performance because this measure includes additional costs to originate mortgage loans, both recognized when incurred and deferred costs, which are not all included in GAAP total expenses.

Management believes that the presentation of REIT taxable income provides useful information to investors regarding the estimated annual distributions to our investors.

As required by Regulation G, a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in the remainder of this Schedule 2.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

Regulation G Reconciliation

Core Income From Continuing Operations, Core Earnings Per Share From Continuing Operations

Core Net Income and Core Earnings Per Share

	Three Months Ended			Nine Months Ended
(Dollars in 000's, except share and per share data)	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Core (Loss) Income From Continuing Operations and Core Net (Loss)/Income:
(Loss) Income from continuing operations	$(45,019)	$3,805	$23,563	$(26,641)	$90,479
Discontinued operations, net of income tax	—	—	(538)	(1,645)	(1,874)

Net (loss) income	(45,019)	3,805	23,025	(28,286)	88,605
Add back: Mark to market (gain) loss on portfolio derivatives included in “Other income (expense) - portfolio derivatives”
Mark to market interest rate swaps	25,088	1,024	(7,858)	24,218	(16,628)
Mark to market interest rate cap	—	—	228	—	457

Total mark to market on portfolio derivatives	25,088	1,024	(7,630)	24,218	(16,171)

Add back: Amortization of interest rate swap buydown payments	(779)	(781)	(224)	(2,427)	(224)

Core net (loss) income	$(20,710)	$4,048	$15,171	$(6,495)	$72,210

Core (Loss) Earnings per Share From Continuing Operations and Core (Loss) Earnings Per Share
(Loss) Income from continuing operations	$(45,019)	$3,805	$23,563	$(26,641)	$90,479
Unvested restricted stock dividends	(74)	(97)	(187)	(249)	(363)

(Loss) Income from continuing operations available to common shareholders	(45,093)	3,708	23,376	(26,890)	90,116
Discontinued operations, net of income tax	—	—	(538)	(1,645)	(1,874)

Net (loss) income available to common shareholders	(45,093)	3,708	22,838	(28,535)	88,242
Add back: Mark to market (gain) loss on portfolio derivatives	25,088	1,024	(7,630)	24,218	(16,171)
Amortization of interest rate swap buydown payments	(779)	(781)	(224)	(2,427)	(224)

Core net (loss) income available to common shareholders	$(20,784)	$3,951	$14,984	$(6,744)	$71,847

(Loss) Earnings per share from continuing operations - basic and diluted	$(0.97)	$0.08	$0.48	$(0.57)	$1.86
Core (loss) earnings per share from continuing operations - basic and diluted	$(0.45)	$0.08	$0.32	$(0.11)	$1.52

(Loss) Earnings per share - basic and diluted	$(0.97)	$0.08	$0.47	$(0.60)	$1.82
Core (loss) earnings per share - basic and diluted	$(0.45)	$0.08	$0.31	$(0.14)	$1.48

Diluted weighted average common shares outstanding	46,644,485	47,677,853	48,479,152	47,526,139	48,478,654

Core Return on Average Assets and Core Return on Average Equity:
Average total equity	$459,285	$504,588	$561,849	$497,304	$555,540
Average total assets	6,430,903	6,198,692	5,862,592	6,263,147	5,649,246
Core average total equity	443,574	476,416	533,696	473,560	527,874
Core average total assets	6,430,903	6,198,692	5,862,592	6,263,147	5,649,246

Return on average equity (annualized)	(39.2)%	3.0%	16.4%	(7.6)%	21.3%
Return on average assets (annualized)	(2.8)%	0.2%	1.6%	(0.6)%	2.1%

Core return on average equity (annualized)	(18.7)%	3.4%	11.4%	(1.8)%	18.2%
Core return on average assets (annualized)	(1.3)%	0.3%	1.0%	(0.1)%	1.7%

Average Balance Data
Mortgage loans held for sale*	$331,040	$324,336	$414,872	$348,236	$444,226
Mortgage loans held for investment	5,745,314	5,564,433	4,986,748	5,588,957	4,820,949
Warehouse financing - mortgage loans held for sale*	268,449	242,929	322,896	256,744	312,651
Warehouse financing - mortgage loans held for investment	674,767	477,987	552,965	555,141	431,853
Securitization financing	5,072,791	4,975,958	4,339,839	4,958,889	4,257,215

*	Excludes average balance data relating to discontinued operations.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

Regulation G Reconciliation - Core Net Interest Income & Core Yield Analysis

	Three Months Ended			Nine Months Ended
(Dollars in 000's)	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Core net interest income after provision for loan losses

Net interest income after provision for loan losses	$(4,787)	$20,789	$23,490	$40,802	$105,934
Plus: Net cash settlements received (paid) on portfolio derivatives included in “Other income (expense) - portfolio derivatives”	11,333	11,845	8,000	33,442	10,369
Add back: Amortization of interest rate swap buydown payments	(779)	(781)	(224)	(2,427)	(224)

Core net interest income after provision for loan losses	$5,767	$31,853	$31,266	$71,817	$116,079

Interest income loans held for investment	$107,081	$100,440	$84,940	$302,634	$248,350

Interest expense loans held for investment	87,163	77,589	54,361	233,668	134,742
Plus: Net cash settlements (received) paid on portfolio derivatives	(11,333)	(11,845)	(8,000)	(33,442)	(10,369)
Plus: Amortization of interest rate swap buydown payments	779	781	224	2,427	224

Core interest expense - loans held for investment	76,609	66,525	46,585	202,653	124,597

Core net interest income loans held for investment	30,472	33,915	38,355	99,981	123,753
Provision for loan losses loans held for investment	28,035	5,466	11,045	38,894	22,402

Core net interest income loans held for investment after provision for loan losses	2,437	28,449	27,310	61,087	101,351

Net interest income loans held for sale	3,330	3,404	3,956	10,730	14,728

Core net interest income after provision for loan losses	$5,767	$31,853	$31,266	$71,817	$116,079

Core Yield Analysis
Core yield analysis - loans held for investment

Coupon interest income on loans held for investment	7.37%	7.21%	6.64%	7.22%	6.65%
Amortization of deferred origination costs	(0.41)%	(0.44)%	(0.69)%	(0.45)%	(0.53)%
Prepayment fees	0.33%	0.37%	0.72%	0.37%	0.67%

Yield on loans held for investment	7.29%	7.14%	6.67%	7.14%	6.79%

Cost of financing for loans held for investment	5.94%	5.63%	4.35%	5.59%	3.79%
Net cash settlements (received) paid on portfolio derivatives*	(0.77)%	(0.86)%	(0.64)%	(0.80)%	(0.29)%
Amortization of interest rate swap buydown payments	0.05%	0.06%	0.02%	0.06%	0.00%

Core cost of financing for loans held for investment	5.22%	4.83%	3.73%	4.85%	3.50%

Net yield on loans held for investment	1.36%	1.63%	2.40%	1.63%	3.11%
Net cash settlements received (paid) on portfolio derivatives*	0.77%	0.84%	0.63%	0.79%	0.28%
Amortization of interest rate swap buydown payments	(0.05)%	(0.06)%	(0.02)%	(0.06)%	0.00%

Core net yield on loans held for investment	2.08%	2.41%	3.01%	2.36%	3.39%
Provision for loan losses - loans held for investment	(1.91)%	(0.39)%	(0.87)%	(0.92)%	(0.62)%

Core yield on loans held for investment after provision for loan losses	0.17%	2.02%	2.14%	1.44%	2.77%

Yield analysis - loans held for sale

Yield on loans held for sale	8.75%	8.53%	7.24%	7.95%	7.36%
Cost of financing for loans held for sale	5.93%	5.84%	4.51%	5.27%	4.25%
Net yield on loans held for sale	3.94%	4.15%	3.73%	4.06%	4.37%

Core yield analysis - loans held for investment and loans held for sale

Yield - net interest income on loans held for sale and loans held for investment after provision for loan losses	(0.31)%	1.40%	1.70%	0.91%	2.65%
Net cash settlements received (paid) on portfolio derivatives	0.73%	0.79%	0.58%	0.74%	0.26%
Amortization of interest rate swap buydown payments	(0.05)%	(0.05)%	(0.02)%	(0.05)%	0.00%

Core yield - net interest income on loans held for sale and loans held for investment after provision for loan losses	0.37%	2.14%	2.26%	1.60%	2.91%

*	Net cash settlements on portfolio derivatives are calculated as a percentage of the average debt outstanding for loans held for investment in calculating the core cost of financing for loans held for investment and as a percentage of the average loan balance in calculating the core yield for loans held for investment.

-More-

Fieldstone Investment Corporation

Press Release: November 8, 2006

Regulation G Reconciliation - Cost to Produce and REIT Taxable Income

Cost to produce

	Three Months Ended			Nine Months Ended
(Dollars in 000's)	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Total expenses	$33,213	$32,487	$31,711	$99,459	$90,649
Deferred origination costs	9,110	9,774	13,087	25,390	32,781
Servicing costs - internal and external	(3,288)	(3,312)	(2,742)	(9,855)	(8,566)

Total general and administrative costs	39,035	38,949	42,056	114,994	114,864
Premiums paid, net of fees collected	(1,505)	(1,330)	2,019	(4,234)	4,206

Cost to produce*	$37,530	$37,619	$44,075	$110,760	$119,070

Mortgage loan fundings*	$1,394,278	$1,460,017	$1,878,703	$3,865,614	$4,711,567

Cost to produce as % of mortgage loan fundings	2.69%	2.58%	2.35%	2.87%	2.53%

Cost to produce as % of mortgage loan fundings
Total expenses	2.38%	2.23%	1.69%	2.57%	1.92%
Deferred origination costs	0.65%	0.67%	0.70%	0.66%	0.70%
Servicing costs - internal and external	(0.23)%	(0.23)%	(0.15)%	(0.25)%	(0.18)%

Total general and administrative costs	2.80%	2.67%	2.24%	2.98%	2.44%
Premiums paid, net of fees collected	(0.11)%	(0.09)%	0.11%	(0.11)%	0.09%

Cost to produce as % of mortgage loan fundings	2.69%	2.58%	2.35%	2.87%	2.53%

*	Excludes cost to produce and mortgage loan fundings relating to discontinued operations.

Estimated REIT Taxable Income

(Dollars in 000,000's)	Nine months ended Sept. 30, 2006
Consolidated GAAP pre-tax net loss	$(37.2)
Plus: Non-performing interest in excess of actual charge-offs	7.7
Plus: Provision for loan losses in excess of actual charge-offs	19.9
Plus: Variance in recognition of net origination expenses	(3.0)
Less: Taxable REIT subsidiary pre-tax net loss	24.1
Less: Mark to market valuation changes on derivatives	24.2
Miscellaneous other	0.5

Estimated REIT taxable income	$36.2

-End-